THE BANK OF GREENE COUNTY
                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made effective as of the 1st day of July, 2008, by and between The Bank of Greene County (the "Bank"), a federally chartered stock savings bank, with its principal administrative office at 302 Main Street, Catskill, NY 12414 and Stephen E. Nelson (the "Executive"). Any reference to "Company" herein shall mean Greene County Bancorp, Inc., a federal corporation, or any successor thereto. The Company is a signatory hereto for the sole purpose of guaranteeing the Bank's performance hereunder.

     WHEREAS, the Executive is currently employed as Senior Vice President and Chief Lending Officer of the Bank; and

     WHEREAS, the Bank wishes to assure itself of the continued services of the Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to continue to serve in the employ of the Bank on a full-time basis for said period.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES

     (a) During the period of his employment hereunder, the Executive agrees to serve as Senior Vice President and Chief Lending Officer of the Bank. During said period, the Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank. As Senior Vice President and Chief Lending Officer, the Executive shall report directly to the President and Chief Executive Officer of the Bank.

     (b) As the Senior Vice President and Chief Lending Officer, the Executive has the following responsibilities:

          (i) the Executive shall supervise all lending operations, including activities for loan origination and loan servicing,

          (ii) the Executive shall be responsible for originating loan policy and underwriting guidelines, subject to final approval by the Board of Directors (the "Board"), and shall communicate such policies to all personnel involved in loan originations and loan approvals,

         (iii) the Executive shall determine personnel requirements and work schedules, and is responsible for training departmental personnel, reviewing and evaluating performance and recommending salary adjustments, promotions, discharges and other personnel-related actions, and

          (iv) the Executive shall provide functional direction for internal audits and shall participate in discussions with Bank regulatory agencies.
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2. TERM AND DUTIES

     (a) The period of the Executive's employment under this Agreement shall begin as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, this Agreement shall renew for an additional year such that the remaining term shall be two (2) years unless written notice is provided to the Executive at least ten (10) days and not more than sixty (60) days prior to any such anniversary date, that his employment shall cease at the end of twelve (12) months following such anniversary date. Prior to each notice period for non-renewal, the Board will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend this Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Bank.

3. COMPENSATION AND REIMBURSEMENT

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay the Executive as compensation a salary of not less than $112,500.00 per year ("Base Salary"). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, the Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than July 1, 2009. Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, the Executive's Base Salary (any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Bank shall provide the Executive at no cost to the Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

     (b) The Bank will provide the Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which the Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without the Executive's prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect the Executive's rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Section 3(b), the Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which the Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of

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employment occurs, other than Termination for Cause, as herein defined). Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

     (c) In addition to the Base Salary provided for by Section 3(a), the Bank shall pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine. All such reimbursements and compensation pursuant to this Section 3 shall be paid promptly and in any event no later than March 15 of the year immediately following the year in which the expense was incurred or the compensation was earned.

4. PAYMENTS TO THE EXECUTIVE UPON AN EVENT OF TERMINATION

     The provisions of this Section 4 shall in all respects be subject to the terms and conditions stated in Sections 7 and 14.

     (a) The provisions of this Section 4 shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

     (i) the termination by the Bank of the Executive's full-time employment hereunder for any reason other than (A) Disability or Retirement, as defined in
Section 5, or (B) Termination for Cause as defined in Section 6; or

     (ii) the Executive's resignation from the Bank's employ, upon any

          (A) failure to elect or reelect or to appoint or reappoint the Executive as Senior Vice President and Chief Lending Officer of the Bank,

          (B) material change in the Executive's function, duties, or responsibilities, which change would cause the Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1,

          (C) a relocation of the Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement,

          (D) liquidation or dissolution of the Bank or the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive, or

          (E) breach of this  Agreement by the Bank.

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

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or
(E), above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed four (4) calendar months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that the Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) and (E) above.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 7, the Bank shall pay the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the Executive's then annual Base Salary. Any payment shall be made in a lump sum as soon as reasonably practicable but in no event later than two and one-half months following the Executive's Date of Termination.

     (c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued at the Bank's sole expense, life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his termination. Such coverage shall continue for 12 months from the Date of Termination.

     (d) Upon the occurrence of an Event of Termination, the Bank will honor the provisions of Section 3(c).

     (e) Notwithstanding the preceding paragraphs of this Section 4, in the event that:

          (i) the aggregate payments or benefits to be made or afforded to the Executive under said paragraphs (the "Termination Benefits") would be deemed to include an "excess parachute payment" under
               Section 280G of the Internal Revenue Code (the "Code") or any successor thereto, and

          (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is at least one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto, then the Termination Benefits to be paid to the Executive shall be so reduced so as to be a Non-Triggering Amount. In the event a reduction is necessary, the Executive shall be permitted to determine the benefits to be reduced hereunder to avoid an excess parachute payment, provided that the exercise of such discretion would not be deemed to violate Code Section 409A. If the Executive's exercise of discretion would be deemed to violate Code Section 409A, then the reduction shall be made first from

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

          the cash severance payable and then from the non-taxable medical benefits, but only to the extent necessary to be a Non-Triggering Amount.

     (f) Notwithstanding the preceding paragraphs of this Section 4, to the extent required by regulations or interpretations of the Office of Thrift Supervision ("OTS"), all severance payments under this Agreement shall be reduced not to exceed three (3) times the Executive's average annual compensation (as defined in Section 310 of the OTS Examination Handbook) over the most recent five (5) taxable years.

     (g) For purposes of this Section 4, an "Event of Termination" as used herein shall mean "Separation from Service" as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 49% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5. TERMINATION UPON RETIREMENT

     Termination by the Bank of the Executive based on "Retirement" shall mean termination in accordance with the Bank's retirement policy or in accordance with any retirement arrangement established with the Executive's consent with respect to him. Upon termination of the Executive upon Retirement, the Executive shall be entitled to all vested benefits under any retirement plan of the Bank and other plans to which the Executive is a party in accordance with the terms of such plan or plans.

6. TERMINATION FOR CAUSE

     The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to the Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon the Executive's receipt of Notice of Termination for Cause pursuant to Section 7, and shall not be exercisable by the Executive at any time subsequent to such Termination for Cause.

7. NOTICE

     (a) Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that shall

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

indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason other than Termination for Cause, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

     (c) This Section 7(c) shall not apply in the event of Termination for Cause. If, within thirty (30) days after a Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement. If such dispute is not resolved within the term of the Agreement, the Bank shall not be obligated, upon final resolution of such dispute, to pay the Executive compensation and other payments accruing beyond the term of the Agreement. Amounts paid under this Section shall be offset against or reduce any other amounts due under this Agreement.

8. POST-TERMINATION OBLIGATIONS

     (a) All payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with Section 8(b) during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) The Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

9. NON-COMPETITION

     (a) Upon any termination of the Executive's employment hereunder as a result of which the Bank is paying the Executive benefits under Section 4, other than a termination coincident to or following a Change in Control of the Bank or

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the  Company  within  the  meaning  of the Home  Owners'  Loan Act,  as  amended
("HOLA"), the Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. The Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of the Executive's breach of this Section 9(a) agree that in the event of any such breach by the Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive, the Executive's partners, agents, servants, employers, employees and all persons acting for or with the Executive. The Executive represents and admits that the Executive's experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from the Executive.

     (b) The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. The Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and the Executive may disclose any information regarding the Bank or the Company that is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section 9, the Bank will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from the Executive.

10. SOURCE OF PAYMENTS

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to the Executive

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and,  if such  amounts  and  benefits  due from the Bank are not timely  paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

11. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12. NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Bank and their respective successors and assigns.

13. MODIFICATION AND WAIVER

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14. SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

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15. HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. GOVERNING LAW

     This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.

17. ARBITRATION

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

18. PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by the Executive and the Bank or resolved in the Executive's favor, and that such payment or reimbursement shall occur no later than two and one-half months after the dispute is settled in the Executive's favor.

19. INDEMNIFICATION

     The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a trustee, director or officer of the Bank (whether or not he continues to be a trustee, director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Bank's Board). If such action, suit or proceeding is brought against the Executive in his capacity as an officer, trustee, or director of the Bank, however, such indemnification shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties. Notwithstanding any other provision of this Section 19, this Section 19 shall comply with 12 C.F.R. ss.545.121.

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20. SUCCESSOR TO THE BANK

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

21. REQUIRED PROVISIONS

     (a) The Bank's Board of Directors may terminate the Executive's employment at any time, but any termination by the Board other than Termination for Cause as defined in Section 6 shall not prejudice the Executive's right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.

     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) [12 USC  ss.1818(e)(3)] or 8(g)(1) [12 USC ss.1818(g)(1)] of the
Federal Deposit Insurance Act (the "FDI Act"), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) [12 USC  ss.1818(e)(4)] or 8(g)(1) [12 USC ss.1818(g)(1)] of the
FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default as defined in Section 3(x)(1) [12 USC ss.1813(x)(1)] of the FDI Act, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC ss.1823(c)] of the FDI Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

                                   [Signature Page Follows]

                                   SIGNATURES

     IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and the Executive has signed this Agreement, on the 26th day of November, 2008, provided that this Agreement is effective as of the date first above written.


ATTEST:                                     THE BANK OF GREENE COUNTY


 /s/ Rebecca R. Main                        By:  /s/ Donald E. Gibson
----------------------------------               ------------------------------
Secretary                                   Name:  Donald E. Gibson
                                            Title:  President and
                                                    Chief Executive Officer


ATTEST:                                     GREENE COUNTY BANCORP, INC.


/s/ Rebecca R. Main                         By:  /s/ Donald E. Gibson
---------------------------------                ------------------------------
Secretary                                   Name:  Donald E. Gibson
                                            Title:  President and
                                                    Chief Executive Officer

WITNESS:                                    EXECUTIVE:


 /s/ JoAnn Christensen                      By:  /s/ Stephen E. Nelson
---------------------------------                ------------------------------
JoAnn Christensen                           Stephen E. Nelson